Exhibit 107

Calculation of Filing Fee

Form S-3

(Form Type)

Greenlane Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee(1)(2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—		—	—
Fees Previously Paid	Equity	Class A Common Stock $0.01 par value per share	Rule 457(o)	(3)	(3)
Fees Previously Paid	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)	(3)	(3)
Fees Previously Paid	Equity	Depositary Shares	Rule 457(o)	(3)	(3)
Fees Previously Paid	Equity	Warrants(4)	Rule 457(o)	(3)	(3)
Fees Previously Paid	Equity	Rights	Rule 457(o)	(3)	(3)
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—					—	—	—	—
	Total Offering Amounts					$200,000,000	(5)	0.0000927	$18,540.00	(6)
	Total Fees Previously Paid								$21,860.00	(7)
	Total Fee Offsets								—
	Net Fee Due								$0

(1)	The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined. This registration statement also covers Class A common stock, preferred stock, depositary shares, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the securities.

(2)	In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the registration statement includes an indeterminate number of shares of Class A common stock that may be issued by the registrant by way of a stock dividend, stock split or in connection with a stock combination, recapitalization or similar event.

(3)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(4)	The warrants covered by this registration statement may be warrants for Class A common stock, preferred stock or depositary shares.

(5)	Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act. The aggregate maximum offering price of all securities issued under this registration statement will not exceed $200,000,000. No separate consideration will be received for preferred stock or Class A common stock that are issued upon conversion or exchange of preferred stock or depositary shares registered hereunder or for preferred stock distributed upon termination of a deposit arrangement for depositary shares.

(6)	Calculated under Rule 457(o) of the rules and regulations under the Securities Act.

(7)	Previously paid in connection with the initial filing of this Registration Statement on Form S-3 on July 2, 2021.